For Immediate Release
Contact:  Linda M. Moran, Vice President, Director of Marketing
Email: linda.moran@waynebank.com
Phone:     (570) 253-8502

Wayne Bank Hires Chief Information Officer

Honesdale, PA – Lewis J. Critelli, President and Chief Executive Officer of Wayne Bank is pleased to announce that Robert J. Mancuso has joined Wayne Bank as Senior Vice President, Chief Information Officer.

According to Mr. Critelli, “We welcome Bob to our Senior Management Team.  With over thirty years of Community Banking experience in the local area, Bob brings depth and experience to complement Wayne Bank’s management”.

Mr. Mancuso is a graduate of the University of Scranton and holds a Bachelors of Science degree in Accounting.  He also has his MBA with a concentration in Accounting from The University of Scranton.  Mr. Mancuso is also a graduate of the University of Wisconsin School for Bank Administration based in Madison, Wisconsin and received a High Honors Degree in that program.

Wayne Bank is a subsidiary of Norwood Financial Corp., Member FDIC, and is located in Honesdale, Pennsylvania.  The Bank has 16 Community Offices

in Wayne, Lackawanna, Pike and Monroe Counties.  The stock trades on the NASDAQ Global Market under the symbol— NWFL with assets of $698.7 million as of September 30, 2012.

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